January 23, 2013

Investors May Contact:
Kevin Stitt, Bank of America, 1.980.386.5667
Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:
Scott Silvestri, Bank of America, 1.980.388.9921
scott.silvestri@bankofamerica.com

Bank of America Board Appoints New Directors

CHARLOTTE - The Bank of America Corporation Board of Directors today appointed Arnold Donald, a former chairman and chief executive officer of Merisant Co., and Lionel L. Nowell III, a former treasurer of PepsiCo Inc., as new directors. The appointments are effective immediately.

“The board welcomes the extensive expertise and judgment Arnold and Lionel bring,” said Charles O. Holliday, chairman of the Bank of America board. “We look forward to working with them.”

“The management team will benefit from the perspectives and experience of these new board members,” said Bank of America Chief Executive Officer Brian Moynihan.

Arnold Donald
Donald, 58, is an investor and management consultant operating through his private firm, AWD Group Plc, LLC. He previously served as president and chief executive officer of The Executive Leadership Council, a not-for-profit organization that provides African American executives at major U.S. companies with a professional network and a forum on business issues. Previously he was president and CEO of the Juvenile Diabetes Research Foundation International.

From 2000 to 2003, Donald served as chairman and CEO of Merisant, a privately held global manufacturer of tabletop sweeteners, and chairman until 2005. Prior to co-founding Merisant, he spent more than 20 years at Monsanto Co., where he held several senior leadership positions with global responsibilities including president of its Agricultural Group and president of its Nutrition and Consumer Sector. He joined Monsanto in 1977.

Donald received a bachelor's degree in economics from Carleton College, a bachelor's degree in mechanical engineering from Washington University and a master's in business administration from The University of Chicago Booth School of Business. He serves as a member of the boards of Carnival Corp. and an affiliate, Crown Holdings Inc. and The Laclede Group, Inc., as well as not-for-profit boards including Carleton College; Washington University; and BJC Healthcare.

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Lionel L. Nowell III
Nowell, 58, served as treasurer of PepsiCo from 2001 to 2009. Previously he served as chief financial officer of The Pepsi Bottling Group, a position he assumed in 2000, and was PepsiCo's controller before joining Pepsi Bottling. He joined PepsiCo from RJR Nabisco Inc., where he was a Strategy and Business Development executive.

Prior to joining RJR Nabisco, Nowell held various senior financial roles at the Pillsbury division of Diageo Plc, including chief financial officer of its Pillsbury North America, Pillsbury Foodservice and Haagen-Dazs divisions. He also served as controller of the Pillsbury Company and was vice president of internal audit. Before Pillsbury, Nowell spent eight years as a finance executive at Pizza Hut, which at the time was a division of PepsiCo.

Nowell received a bachelor's degree in business administration from Ohio State University and is a certified public accountant. He serves on the boards of American Electric Power Co. and Reynolds American Inc., as well as the Dean's Advisory Board at Ohio State University Fisher College of Business.

Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 53 million consumer and small business relationships with approximately 5,500 retail banking offices and approximately 16,300 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

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www.bankofamerica.com

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